UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

TENET HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	95-2557091
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1445 Ross Avenue, Suite 1400 Dallas, Texas	75202
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

On August 31, 2017, the Board of Directors of Tenet Healthcare Corporation (the “Company”) declared a dividend of one preferred share purchase right (a “Right”), payable on September 10, 2017, for each share of Common Stock, par value $0.05 per share (the “Common Shares”), of the Company outstanding on September 10, 2017 (the “Record Date”) to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of August 31, 2017, between the Company and Computershare Trust Company, N.A., as Rights Agent.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series R Preferred Stock, par value $0.15 per share (the “Preferred Shares”), of the Company at a price of $70 per one one-thousandth of a Preferred Share represented by a Right (the “Purchase Price”), subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on September 1, 2017 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Designation of Series R Preferred Stock of Tenet Healthcare Corporation, as filed with the Secretary of State of the State of Nevada on August 31, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 1, 2017).

4.1	Rights Agreement, dated as of August 31, 2017, between Tenet Healthcare Corporation and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 1, 2017).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TENET HEALTHCARE CORPORATION

By:	/s/ Paul A. Castanon
	Name:	Paul A. Castanon
	Title:	Vice President, Deputy General Counsel and Corporate Secretary

Date: August 31, 2017

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Certificate of Designation of Series R Preferred Stock of Tenet Healthcare Corporation, as filed with the Secretary of State of the State of Nevada on August 31, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 1, 2017).

4.1	Rights Agreement, dated as of August 31, 2017, between Tenet Healthcare Corporation and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 1, 2017).